Exhibit 10.63

First Amendment to Settlement Agreement

This First Amendment to Settlement Agreement (“Amendment”) is entered into and effective October 6, 2022, by and between Electromedical Technologies, Inc., a Delaware corporation (“EMED”), and JR-HD Enterprises III, LLC (“JR-HD”). Both EMED and JR-HD may be collectively referred to as the “Parties.”

Recitals

WHEREAS, on June 21, 2022, the Parties entered into a Settlement Agreement and Release, a copy of which is attached hereto and incorporated herein by reference.

WHEREAS, the Settlement Agreement and Release consummated satisfaction of certain outstanding secured convertible promissory notes that were the subject of a Forbearance Agreement dated September 3, 2021, and a First Amendment to Forbearance Agreement dated March 25, 2022, copies of which are attached hereto and incorporated herein by reference.

WHEREAS, the First Amendment to Forbearance Agreement provided, in consideration for further forbearance of collection, EMED agreed to issue an aggregate of eight million common shares to JR-HD (See Section 3 and Section 4(a) of the First Amendment to Forbearance Agreement).

WHEREAS, EMED issued four million shares to JR-HD, but did not issue the remaining four million shares.

WHEREAS, after review, the Parties met and conferred concerning the discrepancy, and pursuant to Section 15 of the Settlement Agreement and Release, and for good and valuable consideration, the receipt and adequacy of which is acknowledged by the Parties, the Parties agree to amend the Settlement Agreement and Release as follows:

I

Incorporation of Recitals

Section 1.The Parties hereby incorporate the Recitals clauses above as though completely set out in the body of this Amendment and waive any rule of contractual interpretation that would disallow a court or arbitrator from considering the Recitals in any interpretation or enforcement of this Amendment and the Settlement Agreement and Release.

II

Amendment to Shares Issuable Pursuant to Settlement Agreement and Release

Section 2.Section 1 of the Settlement Agreement and Release is hereby agreed to be amended and restated as follows:

1.

Payment by EMED. EMED will issue JR-HD and its designees, in one or more separate issuances subject to the Beneficial Ownership Limitation in Section 1(a)(vii) below, a total of twenty-six million, seven hundred and thirty-four thousand, eight hundred (26,734,800) shares of restricted EMED common stock (the "Settlement Payments") as provided herein, representing the total outstanding principal and interest of $668,369.56 divided by a price per share of $0.025. Additionally, as further consideration for the settlement and release, EMED shall separately issue to JR-HD or its designees, four million shares of restricted EMED common stock, valued at $0.025 per share. The Settlement Payments shall be issued not later than 5 business days after the execution and delivery of this Agreement, and JR-HD providing EMED with the names, addresses, social security numbers or employer identification numbers and the amounts of shares for its designees eligible to receive the Settlement Payments. It is understood that the certificates evidencing the shares of EMED Restricted Common Stock will bear a legend substantially in the form set forth below.

III

Confirmation of Remainder of Settlement Agreement and Release

Section 3.The Parties reaffirm the full force and effect of the remainder of the Settlement Agreement and Release not amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

EMED:

ELECTROMEDICAL TECHNOLOGIES, INC.

By:	/s/ Matthew Wolfson
Name:	Matthew Wolfson
Title:	Principal Executive Officer

JR-HD ENTERPRISES III, LLC

By:	/s/ Jeff Ramson
Name:	Jeff Ramson
Title:	Manager